Exhibit 99.1

FDCTech Reports Over 58% Year-over-Year Revenue Growth in Q1 2025 Driven by Strong Performance Across All Business Segments

Q1 2025 Highlights Show Continued Growth and Operating Profitability.

Irvine, CA: May 14, 2025, FDCTech, Inc. (“FDC” or the “Company,” PINK: FDCT), a fintech-driven firm specializing in acquiring and scaling small to mid-size legacy financial services companies, today announced its unaudited financial results for the three months ended March 31, 2025.

Q1 2025 Financial Highlights

●	Total Revenue: $10.11 million for Q1 2025, up from $6.38 million in Q1 2024 — an increase of 58.59%, driven primarily by the full-period contribution from the Company’s Investment and Brokerage segment (Alchemy Markets Ltd. and Alchemy Prime Ltd.) and strong performance in the Technology segment.

●	Gross Profit: $5.18 million in Q1 2025, compared to $2.34 million in Q1 2024 — a growth of 121.32%.

●	Net Income: $301,002 in Q1 2025, compared to $833,445 in Q1 2024. The prior-year quarter included significant non-operating income.

●	Cash Position: $26.99 million as of March 31, 2025, up from $24.78 million at year-end 2024.

●	Working Capital: $10.08 million as of March 31, 2025, up from $9.10 million at year-end 2024.

●	Net Assets: $15.64 million as of March 31, 2025, up from $14.43 million at year-end 2024.

Performance by Segment

Investment and Brokerage

●	Revenue rose to $7.76 million in Q1 2025 from $4.61 million in Q1 2024 — an increase of 69%, following full consolidation of AML and APL operations and increased trading volume across European clients.

Wealth Management

●	Revenue was $1.53 million in Q1 2025, consistent with $1.51 million in Q1 2024, reflecting stable advisor-led revenues at AD Advisory Services.

Technology & Software Development

●	Revenue grew 218% to $0.81 million in Q1 2025 from $0.26 million in Q1 2024, driven by new licensing agreements and custom development projects for its proprietary Condor Trading platform.

Strategic and Operational Highlights

●	Condor Investing & Trading App: The Company continues development and expects commercialization.

●	International Expansion: Opened and staffed new offices in Cyprus, Malta, and the UK. AML continues to onboard EU retail clients and expand product offerings under its MFSA license.

●	Client Growth: AML now services clients from Germany, France, and other EU countries, including the onboarding of over 2,631 clients from Next Markets and 35 clients from a Cypriot-based broker.

●	Product Offering Expansion: AML obtained MFSA authorization under Article 6 of the Investment Services Act to offer equities and money market securities, expanding its income-generating capabilities.

FDCTech’s management remains committed to building a diversified and scalable financial services company. With a strong balance sheet, improved operational margins, and growth in core segments, the Company is well-positioned for continued expansion in FY 2025.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618